                                                                   Exhibit 10.32

[*]= Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

                             AMENDMENT TO AGREEMENT


     WHEREAS, YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM of 46 Jabotinsky Street, Jerusalem, Israel (hereinafter referred to as "Yissum") and SEQUUS PHARMACEUTICALS, INC. (formerly, Liposome Technology, Inc. or "LTI"), a Delaware Corporation, of 960 Hamilton Court, Menlo Park, California 94025 (hereinafter referred to as "SEQUUS") previously entered into a certain Master Research Services and License Agreement of January 1, 1995 (the "Agreement");

     AND WHEREAS, Yissum and SEQUUS now wish to clarify and amend the Agreement by this instrument ("Amendment to Agreement") effective June 1, 1998 ("Effective Date of Amendment to Agreement");

     NOW THEREFORE, the parties hereto agree as follows:

1.  Capitalized Terms: The terms capitalized in this Amendment to Agreement
    -----------------
shall have the same meaning as specified in the Agreement.

2.  Definition of "Sublicense": Sublicense shall mean the granting by SEQUUS to
    -------------------------
a third party of the right to INDEPENDENTLY use a License Patent (i.e., technology licensed from Yissum). The term "INDEPENDENTLY" shall mean the undertaking by a third party of all or substantially all of a product development effort with no or with negligible assistance from SEQUUS. (For example, SEQUUS has obtained an exclusive license to Technology for [*]. SEQUUS uses this Technology to manufacture DOXIL and, appropriately, pays the Licensor a royalty on product sales. SEQUUS has sublicensed this Technology to a third party for the development of in vitro diagnostic products. SEQUUS receives royalty payments on the sale of such diagnostic products and, appropriately, shares its royalty payments with the Licensor.)

     Conversely, the granting by SEQUUS to a third party of the right to assist in the development, distribution, marketing, sale or manufacture of a pharmaceutical product encompassing a License Patent, all or substantially all of which product has been developed by SEQUUS, shall NOT constitute a Sublicense as the term is used herein. By way of example, SEQUUS's agreement with Schering-Plough for the distribution of DOXIL does not constitute a Sublicense. Similarly, SEQUUS's agreement with [*] for the pharmaceutical development of a [*] does not constitute a Sublicense.

3.  Amendment of Clause 5.3 the Agreement:  (the old Clause 5.3 is deleted) Upon
    -------------------------------------
exercise of SEQUUS's option for an exclusive or a non-exclusive license as set forth in 4.2 of the Agreement, the parties will enter into good faith negotiations of the terms of a Specific License Agreement containing usual and customary business terms to be agreed upon between the parties.

[*] =CONFIDENTIAL TREATMENT REQUESTED

                                      1.

     The above terms and royalties will be determined at such time as the business considerations specified below are known by the parties but in any case not later than by the time of submission of NDA.

     It is hereby specified that the royalties payable to Yissum for an exclusive or a non-exclusive license shall be not more than [*] and not less than [*] of Net Sales of Licensed Product, taking into account any and all business considerations, including but not limited to: the commercial value relative to competing products; the type of invention and breadth of claims; the marketing exclusivity afforded to SEQUUS by virtue of the license; the particular market involved; joint inventorship by employees or agents of SEQUUS; the existence of third party patents with claims related to Licensed Product; and other SEQUUS trade secrets or proprietary technology required for manufacture, use, or sale of Licensed Product.

     Failing an agreement between the parties on the amount of royalties, the amount shall be determined, within the above minimum and maximum amounts, by the arbitrator provided for in Article X of the Agreement.

     Notwithstanding the above, SEQUUS will be entitled to exercise the option for a nonexclusive license for "Yissum Technology" provided that, if SEQUUS wants to obtain such nonexclusive license, Yissum may also use or sublicense (on a nonexclusive basis) to a third party that Technology as well as applicable "SEQUUS Technology" for the development of product(s) which do not compete with "SEQUUS Products". Furthermore, provided that "SEQUUS Technology" is applicable to development of product(s) with a third party and provided that such product(s) do not compete with "SEQUUS Products", either party may request a non-exclusive license to the other party's technology and such request shall not be unreasonably withheld.

4.   Royalties Payable to Yissum for Sublicense: For any Sublicense (as defined
     ------------------------------------------
in paragraph 1 of this Amendment to Agreement) granted by SEQUUS to a third party, SEQUUS shall pay to Yissum [*] of all royalty and other financial consideration and/or quid pro quo that SEQUUS may receive from such Sublicensee.

5.   Consideration for Amendment to Agreement: Upon execution of this Amendment
     ----------------------------------------
to Agreement, SEQUUS shall pay Yissum the amount of [*] and hereby grants to Yissum (for no additional consideration) the right to purchase [*] shares of SEQUUS Common Stock at a share price of [*] per share (i.e., the closing price of SEQUUS Common Stock on the Nasdaq national market system on [*]) in accordance with the SEQUUS Consultant Stock Option Plan. The shares under the above program to be issued upon the exercise of the stock option and the payment of the share price will be ordinary shares of the Company with voting and equity rights and all other rights not to be inferior than the current shares of the Company.

6.   Joint Inventions: Notwithstanding the terms of the Agreement, it is hereby
     ----------------
agreed that any Invention jointly conceived by SEQUUS and Yissum Personnel acting as advisors to SEQUUS shall be joint inventions of Yissum and SEQUUS to be governed by international patent law and practice that applies to jointly-owned inventions.

[*] =CONFIDENTIAL TREATMENT REQUESTED

                                      2.

7.  Potential for Additional Funding: If SEQUUS receives funding for the
    --------------------------------
development (including the clinical development) of a product incorporating "Yissum Technology", SEQUUS shall provide [*] as appropriate with an opportunity to participate in the development activities provided that such activities are under the control of SEQUUS and further provided that, at the sole discretion of SEQUUS, it is determined that [*] have the capabilities to participate in a timely manner in the development activities.

8.  See 8 below

9.  Entire Agreement: This Amendment of Agreement and the Agreement represent
    ----------------
the entire agreement and understanding between the parties with respect to the subject matter and supersede any prior and/or contemporaneous discussions, representations, or agreements, whether written or oral, of the parties regarding the subject manner. Further amendments or changes shall be of no force unless they are in writing and signed by duly authorized representatives of the parties.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Agreement to be duly executed as of the Effective Date of this Amendment to Agreement.

YISSIM RESEARCH DEVELOPMENT COMPANY SEQUUS PHARMACEUTICALS, INC.

By: /s/ Moti Perlmutter                    By: /s/ I. Craig Henderson
   -------------------------------------      ----------------------------------
   Moti Perlmutter, Managing Director         I. Craig Henderson, M.D., Chairman
   Director and CEO                           of the Board and CEO

Date: June 11, 1998                        Date:________________________________
     -----------------------------------

8.   Research Funding. Per the letter from Dr, I. Craig Henderson to Mr. Moti
     ----------------
Perlmutter (a copy of which is attached hereto) Seques hereby undertakes and is committed provide a combined total of a minimum amount not less than [*] for a period of [*], to support research activities conducted in the laboratories of [*], respectively, such funding to commence on the Effective Date of this Amendment of Agreement.

[*] =CONFIDENTIAL TREATMENT REQUESTED

                                      3.

                 [Letterhead of Sequus Pharmaceuticals, Inc.]


June 4, 1998                                                     Federal Express
                                                                 ---------------

Mr. Moti Perlmutter
Managing Director and CEO
Yissum Research Development Company
of the Hebrew University of Jerusalem
46 Jabotinsky Street
POB 4279
Jerusalem 91042, Israel

Re: Research Funding for the Laboratories of [*]

Dear Mr. Perlmutter:

This is to confirm that according to Clause 8 in the Amendment to Agreement SEQUUS Pharmaceuticals, Inc. will provide a combined total of a minimum not less than [*], for a period of [*], to support research activities conducted in the laboratories of [*], respectively, such funding to commence on the Effective Date of the Amendment to Agreement (i.e., the Amendment to the Master Research and License Agreement between Yissum and SEQUUS). It is understood that the precise funding commitment for any [*] during the [*] funding commitment period shall be made no later than [*]. It is also understood that any such research funding shall be governed by all applicable provisions of the January 1995 Master Research and License Agreement between the parties.

Please indicate your concurrence with this research funding arrangement by signing below and returning one copy to me.

Sincerely,

SEQUUS Pharmaceuticals, Inc.

/s/ I. Craig Henderson

I Craig Henderson, M.D.
Chairman of the Board
Chief Executive Officer


Agreed: /s/ Moti Perlmutter                            Date: June 11, 1998
        -----------------------------------                  ------------------
        Mr. Moti Perlmutter, Managing Director and CEO
        Yissum Research and Development Company
        of the Hebrew University of Jerusalem

[*] =CONFIDENTIAL TREATMENT REQUESTED